NEWS RELEASE

Funds Managed by DRA Advisors LLC Complete Acquisition of Inland Real Estate Corporation

OAK BROOK, IL (March 30, 2016) - Inland Real Estate Corporation (NYSE: IRC) (“the Company” or “IRC”) today announced that funds managed by DRA Advisors LLC (“DRA”) have completed their acquisition (the “Merger”) of the Company, which going forward will be known as IRC Retail Centers Inc. The transaction is valued at approximately $2.3 billion, including the assumption of some debt.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 2015 (the “Merger Agreement”), holders of shares of the Company’s common stock (the “Company Common Stock”) are entitled to receive $10.60 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), for each share of the Company Common Stock they own. The Merger Agreement also provides that the post-Merger company will exercise its special optional redemption right with respect to all of the issued and outstanding shares of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock and 6.95% Series B Cumulative Redeemable Preferred Stock (together, the “Company Preferred Stock”) within 15 days after the closing of the Merger.

As a result of the completion of the Merger, the Company Common Stock and the Company Preferred Stock are no longer listed for trading on the New York Stock Exchange or any other exchange and trading ceased at the close of the markets on March 30, 2016. IRC stockholders of record will receive a letter of transmittal and instructions on how to submit their certificates representing the Company’s common stock in exchange for the Merger Consideration. Each stockholder should wait to receive such documents before attempting to transmit any certificates.

In connection with the Merger, DRA has obtained debt financing from Wells Fargo Bank, National Association and Bank of
America, N.A., as the initial Lenders, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as a syndication agent, and Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, collectively, as Joint Lead Arranger and Joint Bookrunner. DRA also obtained debt financing from investment funds managed by an affiliate of Apollo Global Management, LLC.

BMO Capital Markets Corp. and Silver Portal Capital acted as financial advisors and Proskauer Rose LLP acted as legal counsel to the Company. Blank Rome LLP acted as legal counsel to DRA.

About IRC
IRC is a real estate investment trust (REIT) focused on owning and operating open-air neighborhood, community, and power shopping centers located in well-established markets primarily in the Central and Southeastern United States. As of December 31, 2015, the Company owned interests in 132 fee simple investment properties, including 36 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet. Additional information on the Company is available at www.inlandrealestate.com.

About DRA Advisors LLC
DRA Advisors LLC (DRA) is a registered SEC investment advisor with $9.4 billion of assets under management, headquartered in New York with offices in San Francisco and Miami. DRA has been in existence for 30 years with investors that include public and corporate pension funds, endowments, foundations and financial institutions.  As of the date hereof, DRA has invested in properties valued in excess of $26 billion.  Additional information on DRA Advisors LLC is available at www.draadvisors.com.

Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “seek,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of our business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. Forward-looking statements are not guarantees of future performance, and investors should not place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the effects of local, national and global economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; including but not limited to the risks listed and described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016, as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC. Except as otherwise required by applicable law, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement in this release to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations/Media Contacts:

For IRC:
Dawn Benchelt
Assistant Vice President, Director of Investor Relations
(888) 331-4732

For DRA Advisors LLC:
Paul McEvoy or Adam Breen
(212) 697-4740

2